Exhibit 99.2

                              GOLD BANC CORPORATION, INC.
                              11301 NALL AVENUE
                              LEAWOOD, KANSAS 66211
                              www.goldbanc.com

                              NASDAQ: GLDB


AT GOLD BANC:
J. Craig Peterson        Brian J. Ruisinger
Exec. V.P. & CFO         Investor Relations
(913) 451-8050           (913) 451-8050
craigp@goldbanc.com      brianr@goldbanc.com

AT THE FINANCIAL RELATIONS BOARD (www.frbinc.com)
Paul Scheeler            Joyce Hanson
Analysts/Investors       Media Inquiries
(312) 640-6742           (312) 640-6756
pscheele@frb.bsmg.com    jhanson@frb.bsmg.com

FOR IMMEDIATE RELEASE
TUESDAY, JANUARY 4, 2000

                GOLD BANC COMPLETES ACQUISITION OF
               LINN COUNTY BANK OF LACYGNE, KANSAS


 GOLD BANC BOARD OF DIRECTORS AUTHORIZES SHARE REPURCHASE PROGRAM
         OF UP TO 516,000 COMMON SHARES FOR THE TREASURY

LEAWOOD, Kansas - January 4, 2000 - One of America's premier community banking and financial services company, GOLD BANC, (NASDAQ: GLDB), reported today the closing of its previously announced definitive agreement to acquire Linn County Bank in LaCygne, Kansas, for approximately $9.0 million in a combination of cash and a tax-free exchange of stock. The shares of Linn County Bank are not publicly traded and the Gold Banc shares exchanged are not registered.

The transaction, which closed on Friday, December 31, 1999, makes Gold Banc pro forma the largest state commercial banking company, in terms of deposits, headquartered in Kansas, and ninth largest commercial bank in Kansas, overall, with total assets approaching $1.0 billion as of September 30, 1999.

In addition, Gold Banc's Board of Directors has authorized the repurchase of up to 516,000 shares of Gold Banc common stock for the treasury. The Company expects that the repurchase program will be conducted as soon as possible on the open market, depending upon market conditions and applicable securities regulations.

Michael W. Gullion, Gold Banc Chairman and CEO, noted, "Gold has always pursued a two-pronged growth strategy: internal growth and growth through consistent and focused acquisition. Linn County helps us fill in existing markets - one of our three strategic acquisition criteria which also includes allowing us to enter attractive contiguous counties and states, as well as follow our customers into new and attractive yet still geographically related markets. Linn County also meets our requirement that the acquisition be accretive to earnings per share in the first year."

Linn County is one of three community banking companies which
Gold Banc announced signed definitive merger agreements for on October 25, 1999. The other two are CountryBanc Holding Company of
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                                                        GOLD BANC
                                                            ADD 1

Edmond, Oklahoma, and First Business Bank of Kansas City, N.A., both expected to close in the first quarter of 2000, subject to the approval of the appropriate regulatory authorities and the shareholders of both Gold Banc and CountryBanc and First Business Bank, respectively, in addition to the meeting of certain additional closing conditions.

Other pending transactions with Gold Banc are the previously announced mergers with Union Bankshares, Ltd., Denver, Colorado, and American Bancshares, Inc., Bradenton, Florida, with September 30, 1999 total assets of $352 million and $471 million, respectively. Regulatory approvals have been or are in final stages with shareholder meetings and consummation contemplated in mid-February to early march 2000, for each transaction.

One of the country's fastest growing financial services organizations, Gold Banc uses a network of community banks and electronic banking capabilities to deliver a full range of financial products and services to customers. Including all acquisitions announced to date, Gold Banc's assets will increase from $1.28 billion to approximately $2.8 billion and core deposits will increase from $967 million to more than $2.2 billion.

OVERVIEW OF LINN COUNTY BANK, LACYGNE, KANSAS

Linn County Bank is a subsidiary of DSP Investments and is the oldest established community bank in Kansas. Linn County, with total assets of approximately $53 million, total deposits of $36 million, net loans of $26 million, and total equity capital of $4 million, also has a location in rapidly growing Lenexa, Kansas (Johnson County). LaCygne is approximately fifty miles south of Gold's headquarters in Leawood, Kansas. Linn County Bank is currently in the process of being merged with and into Gold's flagship subsidiary, Gold Bank. The acquisition is expected to be slightly accretive to 2000 earnings per share.

SAFE HARBOR STATEMENT

This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995), which involve significant risks and uncertainties. Actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to: (1) expected cost savings from acquisitions cannot be fully realized or realized within the expected time frame; (2) revenues following the merger are lower than expected; (3) competitive pressures among depository institutions increase significantly; (4) costs or difficulties related to the integration of the business of the organizations are greater than expected; (5) changes in the interest rate environment reduce interest margins; (6) general economic conditions, either nationally or in states in which the combined company will be doing business, are less favorable then expected; and (7) legislation or regulatory changes adversely affect the businesses in which the combined company would be engaged.

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